Exhibit 99.1

Xplore Technologies Announces the Retirement of Phil Sassower as Chairman

AUSTIN, Texas – October 18, 2017 – Xplore Technologies Corp. (NASDAQ: XPLR), a global leader in rugged computing, today reported the retirement of Philip S. Sassower, 77, as chairman of the board, and his concurrent resignation from the board of directors. During more than 12 years of tenure, he served as Chairman of the Board and Chief Executive Officer. Earlier this year, he stepped down from his role as CEO.

Mr. Sassower has determined that, due to Xplore Technologies Corp.’s stable financial condition, increased sales and profitability, and completion of the integration of the Motion Computing assets acquired in 2015, it is timely for him to retire as chairman of the board, and from the board of directors.

“Xplore wishes to thank Phil for his many years of service,” said Mark Holleran, Chief Executive Officer. “During his tenure, Xplore was recapitalized, consolidated its business into the Austin headquarters, listed on the Nasdaq, completed the acquisition of a major competitor and grew to become the #2 global provider of rugged tablet PCs. We wish him all the best in his retirement.”

About Xplore Technologies
Xplore is The Rugged Tablet Authority™, exclusively manufacturing powerful, long-lasting, and customer-defined rugged tablet PCs since 1996. Today, Xplore offers the broadest portfolio of genuinely rugged tablets – and the most complete lineup of rugged tablet accessories – on Earth. Its mobility solutions are purpose-built for the energy, utilities, telecommunications, military and defense, manufacturing, distribution, public safety, healthcare, government, and field service sectors. The company’s award-winning military-grade computers are also among the most powerful and longest lasting in their class, built to withstand nearly any hazardous condition or environmental extreme for years without fail. Visit www.xploretech.com for more information on how Xplore and its global channel partners engineer complete mobility solutions to meet specialized workflow demands. Follow us on Twitter, Facebook, LinkedIn, and YouTube.

Forward Looking Statements
This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Xplore’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made including those factors detailed from time to time in filings made by Xplore with securities regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Xplore does not intend and does not assume any obligation to update these forward-looking statements.

Contact Information:
Tom Wilkinson
Chief Financial Officer
(512) 637-1162
twilkinson@xploretech.com

Matt Kreps, Darrow Associates Investor Relations
(512) 696-6401
xplr@darrowir.com